Exhibit 5.13

CONSENT OF CHLUMSKY, ARMBRUST & MEYER, LLC

To:                            British Columbia Securities Commission

United States Securities and Exchange Commission

Re:                             Expert Consent for Short Form Prospectus

We refer to the report entitled “NI43-101 Technical Report Dolores Gold-Silver Project, Chihuahua State, Mexico” dated October 25, 2011 (the “Report”) as referenced in Minefinders Corporation Ltd.’s annual information form dated February 22, 2012 and documents incorporated by reference therein, which is incorporated by reference in the short form base shelf prospectus of Pan American Silver Corp. (the “Corporation”) dated April 5, 2012 (including the documents incorporated by reference therein the “Prospectus”) and in the registration statement on Form F-10 of the Corporation, dated April 5, 2012 and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933 (as amended, including the documents incorporated by reference therein, the “Registration Statement”).

This letter is being filed as our consent to the use of our name and the Report in the Prospectus and the Registration Statement.

We confirm that we have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations that are derived from the Report referred to above or that are within our knowledge as a result of the work we performed in connection with such Report.

Dated this 5th day of April, 2012.

CHLUMSKY, ARMBRUST & MEYER, LLC

/s/ Robert L. Sandefur
Authorized Signatory

Name: Robert L. Sandefur
Title: Principal